Exhibit 99.1

RAILAMERICA REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

Boca Raton, FL – February 19, 2004 — RailAmerica, Inc. (NYSE: RRA) today reported its financial results for the fourth quarter and year ended December 31, 2003. Financial highlights for the quarter and year included:

•	Diluted EPS from continuing operations for the fourth quarter of 2003 was $0.15 per share. Excluding a non-cash charge of $0.05 per share relating to a December 2003 change in the statutory tax rate in Ontario, Canada, diluted EPS from continuing operations was $0.20 per share.

•	Diluted EPS from continuing operations for the year was $.75 per share. Excluding the Canadian tax law change, diluted EPS from continuing operations was $0.80 per share.

•	Net debt-to-capital ratio was reduced to 58% at December 31, 2003.

•	Free cash flow from continuing operations was $20.7 million for the year ended December 31, 2003.(1)

Income from continuing operations for the fourth quarter ended December 31, 2003 was $5.0 million, or $.15 per diluted share compared to $6.7 million or $.20 per diluted share in 2002. Excluding the tax charge of $1.5 million, or $.05 per share, related to the December 2003 change in tax rate in Ontario, Canada, net income for the 2003 quarter was $6.5 million or $.20 per share. Fourth quarter 2002 net income included an after-tax charge of $2.3 million, or $.07 per share, related to restructuring and bid costs.

Consolidated revenue from continuing operations for the fourth quarter of 2003 increased $10.3 million, or 12.3%, to $93.9 million, from $83.6 million in 2002. Excluding the impact of acquisitions in 2003, revenue increased $5.9 million or 7.1%. Operating expenses were $75.3 million in the fourth quarter of 2003 compared to $65.2 million in the fourth quarter of 2002. Asset sale gains were $0.9 million in the fourth quarter of 2003 compared to $3.8 million in the fourth quarter of 2002. The fourth quarter of 2002 also included $3.0 million of restructuring and acquisition costs. Operating income for the fourth quarter of 2003 was $18.6 million, compared to $18.4 million in 2002. Net income for the fourth quarter of 2003, which includes the discontinued international railroads, Ferronor and Freight Australia, was $1.4 million or $0.05 per diluted share compared to $1.8 million or $0.06 per diluted share in 2002.

For the year ended December 31, 2003, revenue from continuing operations increased 7.5% to $358.4 million from $333.3 million in 2002. Despite higher fuel costs, the North American operating ratio improved to 77.3% for the year ended December 31, 2003, compared to 77.8% for the year ended December 31, 2002. Income from continuing operations and net income for 2003 was $24.7 million and $14.7 million, respectively, compared to $2.5 million and $2.2 million, respectively, in 2002. Management estimates that the 2003 results were negatively impacted by $.19 cents per share compared to 2002 due to the severe drought in Australia. The 2003 results include the $1.5 million tax charge for the December 2003 change in the tax rate in Ontario, Canada while the 2002 results include $22.4 million of after-tax charges associated with restructuring, refinancing and acquisition activities.

“RailAmerica continued to see revenue growth exceeding industry averages in the fourth quarter. This growth is a reflection of the excellent service we provide to our customers coupled with the strengthening domestic economy. In the fourth quarter, we saw carload increases in 11 of our 14 commodity groups,” said Gary O. Marino, Chairman, President and CEO of RailAmerica.

“In addition, while we are actively pursuing the sale of Freight Australia, we are very encouraged by the results of the recent grain harvest and the positive impact it is having on our grain task in Australia. As evidenced by our December and January carloading reports, which showed agriculture commodity carloads up 89% from the comparable prior periods, we are quite optimistic about the commercial prospects for Freight Australia.”

Michael J. Howe, RailAmerica’s Executive Vice President & CFO, said, “Overall, we made significant progress during 2003 in improving RailAmerica’s financial fundamentals. We are pleased that we reduced our net debt-to-capital ratio from 64% at December 31, 2002 to 58% at December 31, 2003 and continue to target 50% by December 31, 2004. We remain focused on generating free cash flow, increasing our return on invested capital, managing risk, controlling costs and improving our capital structure.”

Marino added, “So far in 2004, we have completed the sale of our Chilean railroad, Ferronor, and the acquisition of the Central Michigan Railroad. We are committed to completing the sale of Freight Australia and believe the proceeds from that sale could be used to further de-lever our balance sheet and assist in funding additional accretive acquisitions in North America.”

RailAmerica, Inc. (NYSE: RRA) is the world’s largest short line and regional railroad operator with 47 railroads operating approximately 15,000 miles in the United States, Canada, and Australia, including track access arrangements. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

(1)  “Free cash flow” does not have any standardized meaning prescribed by GAAP and may, therefore, not be comparable to similar measures presented by other companies. Management believes that non-GAAP measures, such as free cash flow, are useful measures of performance that can facilitate period-to-period comparisons, as they exclude items that do not arise as part of the normal day-to-day operations or that could potentially distort the analysis of trends in business performance. Free cash flow from continuing operations is defined as operating income ($74.9 million), plus depreciation and amortization ($24.3 million) and the net book value portion of asset sales ($8.0 million), less capital expenditures ($54.3 million), cash interest ($29.1 million), and cash taxes ($3.1 million). The reader is advised to read all information provided in the company’s Management’s Discussion and Analysis, Annual Consolidated Financial Statements, and notes thereto.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell Freight Australia and non- operating/non-strategic properties and assets when scheduled or at all, failure to successfully refinance debt, failure to accomplish new marketing initiatives, economic conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings and EBITDA of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic conditions, realization of operating synergies, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

RAILAMERICA, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Years Ended
(Amounts in thousands, except per share)	December 31,		December 31,

	2003	2002	2003	2002

Operating revenue	$93,877	$83,610	$358,381	$333,329

Operating expenses	68,805	59,598	259,219	245,115
Depreciation and amortization	6,467	5,637	24,260	22,303

Total operating expenses	75,272	65,235	283,479	267,418

Operating income	18,605	18,375	74,902	65,911
Interest expense (including amortization costs)	(8,317)	(8,235)	(32,499)	(35,910)
Financing costs and other income (expense)	187	179	67	(25,556)

Income from continuing operations before income taxes	10,475	10,319	42,470	4,445
Provision for income taxes	5,498	3,650	17,803	1,963

Income from continuing operations	4,977	6,669	24,667	2,482
Discontinued operations (net of tax)	(3,546)	(4,847)	(9,977)	(329)

Net income	$1,431	$1,822	$14,690	$2,153

Diluted earnings per share:
Continuing operations	$0.15	$0.20	$0.75	$0.08
Discontinued operations	(0.10)	(0.14)	(0.29)	(0.01)

Net income	$0.05	$0.06	$0.46	$0.07

Weighted average diluted common shares outstanding	34,847	34,290	34,336	32,620

RAILAMERICA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
(Unaudited)

(Amounts in thousands)	December 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$13,714	$28,887
Accounts and notes receivable	52,312	63,463
Current assets of discontinued operations	36,319	5,834
Other current assets	12,118	22,800

Total current assets	114,463	120,984
Property, plant and equipment, net	826,646	904,253
Long-term assets of discontinued operations	263,007	50,355
Other assets	28,374	30,961

Total assets	$1,232,490	$1,106,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$25,093	$4,200
Accounts payable	34,851	46,722
Accrued expenses	31,290	38,420
Current liabilities of discontinued operations	40,338	11,624

Total current liabilities	131,572	100,966
Long-term debt, less current maturities	327,280	383,121
Subordinated debt	121,506	141,331
Deferred income taxes	150,784	150,159
Long-term liabilities of discontinued operations	115,907	27,283
Other liabilities	13,681	24,790
Stockholders’ equity:
Common stock	32	32
Additional paid-in capital	262,384	261,372
Retained earnings	62,745	48,055
Accumulated other comprehensive income (loss)	46,599	(30,556)

Total stockholders’ equity	371,760	278,903

Total liabilities and stockholders’ equity	$1,232,490	$1,106,553

RAILAMERICA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Unaudited)

(Amounts in thousands)	For the years ended December 31,

	2003	2002

Cash flows from operating activities:
Net income	$14,690	$2,153
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,753	41,251
Financing costs	—	25,433
Gain on sale of assets	(3,262)	(9,705)
Deferred income taxes	12,857	2,218
Other	183	742
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(3,659)	2,766
Other current assets	(1,853)	673
Accounts payable	4,827	(5,640)
Accrued expenses	1,036	(9,919)
Other assets and liabilities	(3,102)	(11,365)

Net cash provided by operating activities	68,470	38,607

Cash flows from investing activities:
Purchase of property, plant and equipment	(71,508)	(65,682)
Proceeds from sale of assets	11,227	9,291
Acquisitions, net of cash acquired	(25,846)	(89,359)
Change in restricted cash in escrow	—	1,357
Deferred acquisition costs and other	(1,970)	(5,680)

Net cash used in investing activities	(88,097)	(150,073)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	48,162	457,870
Principal payments on long-term debt	(46,454)	(358,639)
Proceeds from exercise of stock options and warrants	1,681	386
Purchase of treasury stock	(1,226)	(4,922)
Financing costs	(695)	(15,383)

Net cash provided by financing activities	1,468	79,312

Effect of exchange rates on cash	2,986	1,280

Net decrease in cash	(15,173)	(30,874)
Cash, at beginning of period	28,887	59,761

Cash, end of period	$13,714	$28,887

RAILAMERICA, INC. AND SUBSIDIARIES

Selected Financial Information – North America / Australia
(Unaudited)

(Amounts in thousands)		Three Months Ended December 31,

	2003	% of Rev.	2002	% of Rev.

North America:
Operating revenue	93,792	100.0%	83,515	100.0%

Operating expenses:
Transportation	48,917	52.2%	42,917	51.4%
SG&A	17,857	19.0%	16,081	19.3%
Depreciation and amortization	6,312	6.7%	5,469	6.5%

Total operating expenses	73,086	77.9%	64,467	77.2%

Operating income	20,706	22.1%	19,048	22.8%

Australia:
Operating revenue	29,336	100.0%	20,569	100.0%

Operating expenses:
Transportation	24,750	84.4%	19,707	95.8%
SG&A	3,261	11.1%	2,932	14.3%
Depreciation and amortization	3,826	13.0%	3,562	17.3%

Total operating expenses	31,837	108.5%	26,201	127.4%

Operating income	(2,501)	(8.5%)	(5,632)	(27.4%)

		Twelve Months Ended December 31,

	2003	% of Rev.	2002	% of Rev.

North America:
Operating revenue	357,984	100.0%	332,992	100.0%

Operating expenses:
Transportation	183,761	51.4%	171,604	51.6%
SG&A	69,156	19.3%	65,668	19.7%
Depreciation and amortization	23,645	6.6%	21,699	6.5%

Total operating expenses	276,562	77.3%	258,971	77.8%

Operating income	81,422	22.7%	74,021	22.2%

Australia:
Operating revenue	96,370	100.0%	94,915	100.0%

Operating expenses:
Transportation	79,728	82.7%	70,952	74.8%
SG&A	10,455	10.8%	8,010	8.4%
Depreciation and amortization	13,640	14.2%	10,855	11.4%

Total operating expenses	103,823	107.7%	89,817	94.6%

Operating income	(7,453)	(7.7%)	5,098	5.4%